Exhibit 1.2

FIRST AMENDMENT TO ATM SALES AGREEMENT

This First Amendment to ATM Sales Agreement (this “Amendment”) is effective as of January 22, 2026 (the “Effective Date”), by and between Oragenics, Inc., a Florida corporation (the “Company”), and Dawson James Securities, Inc. (the “Sales Agent”) (Company and Sales Agent may be referred to hereinafter individually, as a “Party” or collectively, as the “Parties”).

WHEREAS, the Company and Sales Agent entered into that certain ATM Sales Agreement (the “Agreement”) on October 11, 2024; and

WHEREAS, the Company and Sales Agent wish to extend the term of the Agreement as set forth herein and to otherwise maintain all of the terms and conditions of the Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment. Section 11(d) of the Agreement is deleted in its entirety and replaced with the following:

(d) Unless earlier terminated pursuant to this Section 11, this Agreement shall automatically terminate upon the earlier to occur of (i) issuance and sale of all of the Placement Shares to or through the Sales Agent on the terms and subject to the conditions set forth herein and (ii) the later of (X) the expiration of the Registration Statement pursuant to Rule 415(a)(5) under the Securities Act of 1933, as amended (the “Act”) and (Y) the expiration of any replacement registration statement filed with the Securities and Exchange Commission pursuant to Rule 415(a)(6) under the Act; provided that the provisions of Section 7(g), Section 9, Section 10, Section 11(f), Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination..

2. Other Provisions Unaffected. Except as expressly modified and amended herein, all terms, conditions and covenants set forth in the Agreement are hereby reaffirmed and shall remain in full force and effect and unaffected by this Amendment; provided, however, that to the extent of any inconsistency between the terms of this Amendment and the Agreement, this Amendment shall control.

3. Counterparts. This Agreement may be executed in any number of counterparts and it shall not be necessary for the parties to execute any of the same counterparts hereof. Counterparts to this Agreement may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the day and year first written above.

COMPANY

Oragenics, Inc.

By:	/s/ Janet Huffman
Name:	Janet Huffman
Title:	CEO and CFO

SALES AGENT

Dawson James Securities, Inc.

By:	/s/ Robert D. Keyser
Name:	Robert D. Keyser
Title:	Chief Executive Officer

[Signature Page to Amendment to ATM Sales Agreement]